                                                                     EXHIBIT 4.2



                          FIRST SUPPLEMENT TO INDENTURE


         This FIRST SUPPLEMENT TO INDENTURE (this "First Supplement") is entered into as of this 11th day of October, 2000, by and between DEVX ENERGY, INC. (formerly known as Queen Sand Resources, Inc.), a Delaware corporation (the "Company"), DevX Energy, Inc., a Nevada corporation (formerly known as Queen Sand Resources, Inc.), DevX Operating Co., a Nevada corporation (formerly known as Queen Sand Operating Co.), and Corrida Resources, Inc., a Nevada corporation (collectively, the "Subsidiary Guarantors") and HARRIS TRUST AND SAVINGS BANK, an Illinois corporation, as Trustee (the "Trustee"). Each defined term used herein shall have the meaning assigned to it in the Indenture (hereinafter defined), unless the context hereof otherwise requires or provides.

                                    RECITALS

         1. WHEREAS, as of July 1, 1998, Company and Trustee executed an Indenture providing for the issuance of up to $125 million aggregate principal amount of the Company's 12 1/2% Senior Notes due 2008 (the "Indenture"); and

         2. WHEREAS, pursuant to Section 902 of the Indenture, the consent of the Holders is required for the execution and delivery of this First Supplement by the Company; and

         3. WHEREAS, the Company has requested and the Holders have agreed to amend certain provisions of the Indenture.

         NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties hereto by their execution hereof, the parties hereby agree as follows:

                                    ARTICLE I

                             AMENDMENTS TO INDENTURE

         1.1 Clause (b)(ii) of Section 1008 is deleted in its entirety and the following substituted therefore:

         "(ii) Indebtedness under the Senior Credit Facilities, to the extent that the aggregate principal amount of all Indebtedness under the Senior Credit Facilities at any one time does not exceed the sum of $35 million plus the amount by which the net cash proceeds obtained from any Equity Offering consummated by the Company on or before October 31, 2000 exceeds $50 million; provided, however, that the maximum amount available to be outstanding under the Senior Credit Facilities as Permitted Indebtedness pursuant to this clause (ii) shall at no time exceed $60 million and shall be permanently reduced by the Net Available Cash from Asset Sales used to permanently repay Indebtedness under the Senior Credit Facilities (with a permanent reduction of the related commitment to lend or the amount available to be refinanced in the case of a revolving credit facility) and not subsequently reinvested in Additional Assets or used to permanently reduce other Indebtedness to the extent permitted pursuant to Section 1013; provided, however, that the application of such Net Available Cash form Asset Sales shall not permanently reduce the amount of Permitted Indebtedness under this clause (ii) below $10 million in principal amount plus related accrued interest and costs;"

         1.2 The following shall be inserted at the end of paragraph (b) of
Section 1015:

         "Notwithstanding anything in the foregoing paragraph, no Change of Control shall be deemed to have occurred as a result of the exchange of all outstanding shares of Series A preferred stock, Series C preferred stock and common stock repricing rights for shares of common stock pursuant to a recapitalization proposal approved by the stockholders of the Company, or in connection with any Equity Offering consummated by the Company, on or before October 31, 2000."

                                   ARTICLE II

                                  MISCELLANEOUS

         2.1 Further Assurances. The parties will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purpose of this First Supplement.

         2.2 Counterparts. This First Supplement may be executed in counterparts and all such counterparts executed shall constitute one agreement binding on all the parties hereto notwithstanding that all the parties hereto are not signatories to the original or to the same counterpart.

         2.3 Captions. Captions contained in this First Supplement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this First Supplement or the intent of any provisions hereof.

         2.4 Governing Law. This First Supplement shall be governed by and construed in accordance with the laws of the State of New York.

         2.5 Successors and Assigns. All agreements of the Company in this First Supplement shall bind its successor. All agreements of the Trustee in this First Supplement shall bind its successor.

         2.6 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

         2.7 Indenture Remains in Full Force and Effect. Except to the extent amended hereby or in connection herewith, all terms, provisions and conditions of the Indenture and the other

Transaction Documents, and all documents executed in connection therewith, including without limitation, the Company Security Agreement, shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms. Except as specifically modified herein, the Indenture remains unchanged and in full force and effect.

         2.8 Trust Indenture Act Controls. If any provision of this First Supplement limits, qualifies or conflicts with another provision which is required to be included in this First Supplement by the Trust Indenture Act, the required provision shall control.

                                    * * * * *

         IN WITNESS WHEREOF, the parties have executed this First Supplement on the date first set forth above.

                           HARRIS TRUST AND SAVINGS BANK, an
                           Illinois Corporation, as Trustee


                           By:             /s/ Authorized Signatory
                                -----------------------------------------------
                                Name:
                                      -----------------------------------------
                                Title:
                                        ---------------------------------------



                           DEVX ENERGY, INC., a Delaware Corporation


                           By:            /s/ Edward J. Munden
                                -----------------------------------------------
                                Name:    Edward J. Munden
                                Title:   President and Chief Executive Officer


                           DEVX ENERGY, INC., a Nevada corporation

                           By:           /s/ Edward J. Munden
                                -----------------------------------------------
                                Name:    Edward J. Munden
                                Title:   President


                           DEVX OPERATING CO., a
                             Nevada corporation

                           By:           /s/ Edward J. Munden
                                -----------------------------------------------
                                Name:    Edward J. Munden
                                Title:   President


                           CORRIDA RESOURCES, INC., a
                             Nevada corporation

                           By:           /s/ Edward J. Munden
                                -----------------------------------------------
                                Name:    Edward J. Munden
                                Title:   President